Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF GEOKlNETICS INC.

GEOKINETICS INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:

That the Board of Directors of the Corporation (the “Board”) declared that the Certificate of Incorporation shall be amended by adding Article Fourteen (the “Amendment”) immediately following Article Thirteen so that, as amended, Article Fourteen shall be read as follows:

“ARTICLE FOURTEEN

To the fullest extent that the General Corporation Law of the State of Delaware or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a director of the corporation shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article Fourteen by the stockholders of the corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article Fourteen will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.”

SECOND:	That the Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD:	That the Amendment shall be effective upon filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 28th day of September, 2012.

GEOKINETICS INC.

By:	/s/ Richard F. Miles
Richard F. Miles
Chief Executive Officer

[Certificate of Amendment]